Exhibit 10.4

BRIGGS & STRATTON CORPORATION

Form 10-Q for Quarterly Period Ended December 30, 2007

CLASS B PREFERRED SHARE REDEMPTION AGREEMENT

CLASS B PREFERRED SHARE REDEMPTION AGREEMENT

This Agreement is entered into and to be effective as of November 21, 2007 (the “Effective Date”) by and between METAL TECHNOLOGIES HOLDING COMPANY, INC., a Delaware corporation with its principal offices at 1401 S. Grandstaff Drive, Auburn, IN 46706 (hereinafter “MTHC”), and BRIGGS & STRATTON CORPORATION, a Wisconsin corporation with its principal offices at 12301 W. Wirth Street, Wauwatosa, Wisconsin 53222-2110 (hereinafter “B&S” or “Seller”).

RECITALS:

A. B&S owns all of the issued and outstanding Class B Preferred Shares of MTHC (the “Preferred Shares”), which consist of 45,000 shares with a par value of $1.00 per share. As holder of the Preferred Shares, B&S has certain special shareholder rights pursuant to MTHC’s Articles of Incorporation and other agreements.

B. A long term Supply Agreement (the “Supply Agreement”) exists between B&S, as buyer, and Metal Technologies, Inc., a wholly-owned subsidiary of MTHC, as the seller. The Supply Agreement has been contemporaneously re-stated with the execution of this Agreement, and helps assure B&S of a reliable source for gray and ductile iron castings in its NAFTA markets, and helps assure MTHC that it or its subsidiaries or commonly-owned affiliates will be the supplier of a volume of business that will assist it in fulfilling the financial obligations of this Agreement.

C. MTI desires to purchase and B&S desires to sell the Preferred Shares on the terms set forth herein (which purchase and sale are hereinafter referred to as the “Redemption”).

AGREEMENT

SECTION 1. REDEMPTION OF PREFERRED SHARES

MTHC agrees to redeem from Seller, and Seller agrees to put for redemption to MTHC, not later than January 31, 2008, forty-five thousand (45,000) shares of the issued and outstanding Preferred Shares of MTHC, the same being all of the issued and outstanding Preferred Shares, in accordance with the terms and conditions of this Agreement.

SECTION 2. PURCHASE PRICE AND TERMS OF PAYMENT

2.1	Purchase Price. The Purchase Price for the Preferred Shares shall be calculated as follows:

a.	the parties stipulate that the value of the Preferred Shares with accumulated dividends as of June 30, 2007, was $70,547,000.

b.	On the Closing Date, the increase in the value of the Preferred Shares since June 30, 2007, shall be determined by multiplying $70,547,000 x 0.08, thus:

[		]		number of elapsed days
	$70,547,000 x .08		X	between June 30, 2007	= Increase in Value
	365			and the Closing Date

This Increase in Value shall be added to $70,547,000 and the total shall be multiplied by 90% to arrive at the Purchase Price.

c.	The Purchase Price shall be apportioned between a payment to redeem the Preferred Shares and a payment of accrued dividends on such shares as follows: (i) the 10% discount reflected in (b) above shall be subtracted from $45,000,000 and the result shall be the amount of the Purchase Price that is apportioned to redeem the Preferred Shares, and (ii) the balance of the Purchase Price shall be allocated to and paid in respect of all accrued dividends on the Preferred Shares, including the dividends previously declared but unpaid as of the Closing Date.

2.2	Terms of Payment. The Purchase Price shall be paid by MTHC in cash by wire transfer of immediately available funds to B&S’s designated account on the Closing Date.

2.3	Closing. The Redemption shall take place not later than January 31, 2008, at 1401 S. Grandstaff Drive, Auburn, Indiana 46706, with the exact date and time to be agreed by the parties.

2.4	B&S Closing Documents. At the Closing, Seller shall deliver to MTHC the certificate representing the Preferred Shares, duly endorsed for transfer on the books of MTHC, together with any other documents necessary in order to transfer these shares to MTHC.

2.5	MTHC’s Closing Documents. At the Closing, MTHC shall deliver to Seller the Purchase Price.

2.6	Cancellation of Redeemed Shares. Upon Redemption, the Preferred Shares will be cancelled and not reissued.

SECTION 3. RESTRICTIONS PENDING REDEMPTION

Until the final payment of the Purchase Price to Seller, MTHC shall not, without the prior written consent of Seller:

3.1	Dividends. Declare or pay any dividend on its Common Shares, in cash or otherwise; redeem, retire, purchase, or otherwise acquire any other shares of its capital stock now or hereafter outstanding; or create, incur, assume, or suffer any lien, pledge, mortgage, or other encumbrance or attachment of any kind on any of its property or assets, directly or indirectly, in favor of its shareholders or any one or more of them.

3.2	Fundamental Change, Etc. Allow or undergo a Change of Ownership, Fundamental Change, Public Offering, an issue of additional shares of the Company, Liquidation, Dissolution, or Winding-up. Capitalized terms in this Section 3.2 refer to those terms as defined and used in MTHC’s current Articles of Incorporation.

SECTION 4. RESIGNATION AND TERMINATION OF CERTAIN B&S RIGHTS

Upon payment of the Redemption Price:

4.1.	Resignation of B&S Directors. Seller shall cause the Directors it has elected to the Boards of Directors of MTHC and of Metal Technologies, Inc. to resign as such directors and as members of any committee of said Boards.

4.2.	Preferred Share Rights. All rights pertaining to the Preferred Shares shall terminate.

SECTION 5. 2008 SUPPLY AGREEMENT

Seller and Buyer are executing an amendment to the 2004 Supply Agreement, in the form attached hereto as Exhibit A (the “2008 Supply Agreement”), contemporaneously with the execution of this Agreement. The 2008 Supply Agreement shall become effective in accordance with its terms upon completion of the Redemption.

SECTION 6. REPRESENTATIONS AND WARRANTIES

6.1.	Seller’s Representations and Warranties. Seller represents and warrants that Seller is now and will be at the Closing the owner, free and clear of all encumbrances, of the Preferred Shares, excepting only the restrictions placed on the Preferred Shares by MTHC’s Articles of Incorporation, and that Seller has the valid right to sell and transfer the same.

6.2.	MTHC’s Representations and Warranties. MTHC represents and warrants that the execution and delivery of this Agreement has been duly authorized by the proper corporate action and that the obligations of MTHC incurred under this Agreement constitute valid, binding, and enforceable obligations of MTHC in accordance with their terms.

6.3.	Survival of Representations and Warranties. All representations and warranties made under this Agreement shall survive the closing and delivery of the Preferred Shares by Seller to MTHC.

SECTION 7. MISCELLANEOUS PROVISIONS

This Agreement is subject to the following further provisions:

7.1.	Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

7.2.	Notice. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties at the addresses shown in the records of MTHC. All notices and other communications shall be deemed to be given at the expiration of three days after the date of mailing. The address of a party to which notices or other communications shall be mailed may be changed from time to time by giving written notice to the other parties.

7.3.	Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

7.4.	Applicable Law and Jurisdiction. This Agreement shall be governed by and shall be construed in accordance with the laws of the state of Delaware without regard to principles of conflict of law and shall be subject to the sole jurisdiction of Indiana state courts located in DeKalb County, Indiana or the United States District Court having preferred venue over actions arising solely within said county.

7.5.	Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter, and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.

Executed as of the date first above written.

MTHC	B&S

By: Rick L. James	By: Thomas R. Savage
Chairman/CEO	Senior Vice President

STATE OF INDIANA	)
	)	SS:
COUNTY OF DEKALB	)

Before me, the undersigned, a Notary Public in and for said County and State, this 21st day of November, 2007, personally appeared Rick L. James, Chairman/CEO of Metal Technologies Holding Company, Inc. and acknowledged the execution of the foregoing document as his free and voluntary act on behalf of said corporation and affirmed, under the penalty of perjury, that the statements contained therein are true to the best of his knowledge and belief. In witness whereof, I have hereunto subscribed my name and affixed my official seal.

Sheryl A. Lusher, Notary Public
My Commission Expires: 10/25/2014	Residing In DeKalb County, Indiana

STATE OF WISCONSIN	)
	)	SS:
COUNTY OF MILWAUKEE	)

Before me, the undersigned, a Notary Public in and for said County and State, this 27th day of November, 2007, personally appeared Thomas Savage, Senior Vice President, Briggs & Stratton Corporation and acknowledged the execution of the foregoing document on behalf of said corporation as his free and voluntary act and affirmed, under the penalty of perjury, that the statements contained therein are true to the best of his knowledge and belief. In witness whereof, I have hereunto subscribed my name and affixed my official seal.

Robert F. Heath, Notary Public
My Commission Expires: 11/01/2009	Residing In Milwaukee County, Wisconsin